Exhibit (a)(23)

October 15, 2012

To: All Dollar Thrifty employees

Sent on behalf of Scott Thompson…

The Dollar Thrifty and Hertz management teams remain committed to keeping you informed about the merger process and answering the questions you have submitted to employee.questions@dtag.com where possible.  Today, I have an update on several of your questions, which you can read below.

Many of your inquiries deal with topics that cannot be answered until the merger transaction with Hertz closes.  Until then, we will do our best to answer what we can on a timely basis.

Scott

FAQs

1.	What happens if I have a 401(k) loan?

•
For anyone with a 401(k) loan, it is expected that the loans will automatically be rolled over to the Hertz 401(k) plan with no tax implications or requirement to pay it in full any sooner than is stipulated in the original loan agreement.  You will continue to be required to make payments on outstanding 401(k) loans. The timing of any 401(k) loan rollovers will be communicated in advance of the rollover.

2.	How will unused 2012 PTO hours be handled? Will it be paid at 50% in February (after rolling 40 hours) or will it be handled differently?

•	Current rules are expected to apply for the use, rollover or payout of unused 2012 PTO hours.

3.	Should the merger be finalized prior to or during open enrollment, what options will DTG offer for continued medical benefits in 2013?

•	Hertz has committed that Dollar Thrifty’s annual open enrollment for health benefits will continue during November of this year for benefits in 2013, regardless of the timing of the merger completion.

4.
I currently have health benefits through DTG.  If I were to be laid off, do not elect COBRA and choose to receive benefits through my spouse’s employer, will the insurance benefits costs be taken out of my severance check(s)?

•
No. If an employee does not elect COBRA coverage, insurance benefit costs for insurance benefits the employee receives from his or her spouse’s employer will NOT be deducted from severance payments and the employee will not receive further health or insurance benefits through DTG following his or her termination of employment.

5.	How will Hertz evaluate employees where jobs overlap?

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Hertz has advised us that they have a Performance Management and Employee Development (PMED) tool that is used for evaluating most of its employees. Employees are evaluated and designated as meeting or exceeding expectations based on their performance results, how well they achieve specific objectives and on their competencies in desired skills, traits, experience and knowledge for their role.

•
Hertz has advised us that they intend to use the same fundamental principles to evaluate Dollar Thrifty employees’ performance if Hertz is assessing individuals for positions where there is a duplication of functions.  Hertz will also rely on performance assessments by Dollar Thrifty managers who are familiar with the individual’s performance as it relates to the job criteria.

6.
Will there be announcements or updates as to the tender offer if 51% has been reached prior to the deadline or FTC approval?  In other words will we be notified that the shareholders have tendered their shares to achieve the 51% approval?

•
Hertz is required to announce the number of shares that have been tendered in the tender offer at the expiration of the tender offer (whether Hertz is further extending the offer or accepting the shares tendered following satisfaction of the offer conditions).  So, Hertz will announce the number of shares tendered to date if it further extends the offer (which is currently scheduled to expire on October 22nd), and when the conditions to the offer have been satisfied and Hertz accepts shares for purchase in the tender offer.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”.  Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s respective markets, including on pricing policies or use of incentives; occurrences that disrupt rental activity during peak periods; Hertz’s and Dollar Thrifty’s ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; Hertz’s and Dollar Thrifty’s ability to accurately estimate future levels of rental activity and adjust the size of their respective fleets accordingly; the ability of Hertz and Dollar Thrifty to maintain sufficient liquidity and the availability of additional or continued sources of financing for revenue earning equipment and to refinance existing indebtedness; safety recalls by the manufacturers of vehicles and equipment; a major disruption in communication or centralized information networks; financial instability of the manufacturers of vehicles and equipment; any impact on Hertz and/or Dollar Thrifty from the actions of their respective licensees, franchisees, dealers and independent contractors; Hertz’s and Dollar Thrifty’s ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; Hertz’s and Dollar Thrifty’s ability to successfully integrate acquisitions and complete dispositions; Hertz’s and Dollar Thrifty’s ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to Hertz’s and Dollar Thrifty’s respective indebtedness, including Hertz’s substantial amount of debt and Hertz’s ability to incur substantially more debt and increases in interest rates or in its borrowing margins; Hertz’s and Dollar Thrifty’s ability to meet the financial and other covenants contained in their respective senior credit facilities, outstanding unsecured senior notes and certain asset-backed and asset-based funding arrangements; changes in accounting principles, or their application or interpretation, and Hertz’s and Dollar Thrifty’s ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our respective operations, the cost thereof or applicable tax rates; changes to Hertz’s and Dollar Thrifty’s senior management teams; the effect of tangible and intangible asset impairment charges; the impact of derivative instruments held by Hertz and Dollar Thrifty, which can be affected by fluctuations in interest rates and commodity prices; and Hertz’s and Dollar Thrifty’s exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the Securities and Exchange Commission, including each of Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 (as updated and amended) filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.